Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Amalgamated Financial Corp. of our report dated March 15, 2021 relating to the consolidated financial statements of Amalgamated Bank, a wholly owned subsidiary of Amalgamated Financial Corp., appearing in the Annual Report on Form 10-K of Amalgamated Financial Corp. for the year ended December 31, 2020, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

New York, New York

October 5, 2021